Exhibit 10.15

Personal & Confidential

08/01/2017

Mr. Evgeny Makarov

Town and Country way, Apt 301

Houston, TX 77024

Dear Evgeny,

This letter documents the extension of your employment with TMK IPSCO (“the Company”) pursuant to the letter dated July 30, 2013 from Vicki L. Avril and signed by you on August 31, 2013, a copy of which is attached as Exhibit A. The terms of the Letter agreement shall remain in effect as amended by the following terms.

Extension:

Upon the occurrence of the currently scheduled End Date of August 5, 2017, the End Date shall, subject to the mutual agreement of the parties at that time, be extended for a period of one (1) year, through and including August 5, 2018 (the “Extension Period”). Thereafter, subsequent further extensions may be agreed to if both parties wish. During the Extension Period, your Retention Agreement dated January 20, 2016, shall remain in effect in accordance with its terms.

Base Salary:	Your base salary during the Extension Period shall continue at its current rate in effective immediately prior to the Extension Period, subject to periodic review and adjustment by the company.

Annual Bonus:	The current arrangements for Annual Bonus and Target Percentage of your annual base salary will remain in place.

LTIP:	You will remain eligible for participation in the 2017 Long Term Incentive Plan (“LTIP”) during the Extension Period.

Housing:	The housing allowance may be subject to review and adjustment by the Company as and when appropriate following discussions with you.

/s/ Evgeny Makarov	08/01/2017	By:	/s/ Peter Smith
Evgeny Makarov	Date		Peter Smith Vice President and CHRO, TMK IPSCO

10120 Houston Oaks Drive, Houston, TX 77064 T 281 949 1023 W tmk-ipsco.com F 281 970 9941

Personal & Confidential

September 8, 2016

Mr. Evgeny Makarov

5250 Brownway Street, Apt 1107

Houston, TX 77056

Dear Evgeny,

This letter documents the extension of your employment with TMK IPSCO (the “Company”) pursuant to that certain letter dated July 30, 2013, from Vicki L. Avril and signed by you on August 31, 2013 (the “Letter Agreement”), a copy of which is attached hereto as Exhibit A. The terms of the Letter Agreement shall remain in effect as amended by the following terms:

Extension:

Upon the occurrence of the currently scheduled End Date of August 5, 2016, the End Date shall, subject to the mutual agreement of the parties at that time, be extended for a period of one (1) year, through and including August 5, 2017 (the “Extension Period”). Thereafter, subsequent further extensions may be agreed to if both parties wish. During the Extension Period, your Retention Agreement dated January 20, 2016, shall remain in effect in accordance with its terms.

Base Salary:	Your Base Salary during the Extension Period shall continue at its current rate in effect immediately prior to the Extension Period, subject to periodic review and adjustment by the Company.

Annual Bonus:	The current arrangements for Annual Bonus and Target Percentage of forty percent (40%) of your annual base salary will remain in place.

LTIP:	If the Company implements a Long Term Incentive Plan (“LTIP”) during the Extension Period, in lieu of your being a formal participant in the LTIP, you will instead be eligible to receive an annual cash payment, subject to the achievement of performance measures similar to those utilized for the determination of LTIP awards, if any.

Housing:	The housing allowance may be subject to review and adjustment by the Company as and when appropriate following discussions with you.

/s/ Evgeny Makarov		By:	/s/ Peter Smith
Evgeny Makarov	Date		Peter Smith Vice President and CHRO, TMK IPSCO

EXHIBIT A

10120 Houston Oaks Dr., Houston, TX 77034 T 281 949 1023 W tmk-ipsco.com F 281 445 4040

Evgeniy Makarov

40 Pokrovka St., Bld. 2a

Moscow, 105062, Russia

July 30, 2013

Dear Evgeniy,

I am pleased to offer you the following position with TMK IPSCO:

Position Title:	Vice President & Chief Financial Officer

Start Date/End Date:	Start date to be confirmed; End Date is 3 years from Start Date

Reporting To:	Vicki Avril, President and Chief Executive Officer, TMK IPSCO

Location:	The position will be based at TMK IPSC0’S offices in Houston, TX.

Base Salary:	$300,000 per annum, U.S. dollars, paid on the 15th and last day of each month at a per pay period rate of $ 12,500.

Annual Incentive Plan:	You will be eligible to participate in our Officer Annual Incentive Plan. Your target bonus under this plan will be 40% of your annual base salary. Your bonus for 2013 will be prorated based on 2013 service with TMK IPSCO.

10120 Houston Oaks Dr., Houston, TX 77064 T 281 949 1023 W tmk-ipsco.com F 281 445 4040

Long Term Incentive Plan:	You will NOT be eligible to participate in the TMK IPSCO Long Term Incentive Plan. However in lieu of this you will receive the following bonus payments in U.S. dollars, minus applicable withholding; $100,000 in March 2014; $125,000 in March 2015 and $150,000 in March 2016, provided that you are employed by TMK IPSCO on the payment date.

Healthcare;

The TMK IPSCO PPO healthcare plan provides coverage for healthcare, prescription drugs, dental services, and vision services.

The 2013 monthly rate for the health care plan is $103 for employee only coverage, $196 for employee plus one coverage, and $260 for family coverage. Premium discounts are available with participation in the company’s wellness program. All contributions are made on a pre-tax basis. Your coverage begins on your first day of work.

Other Benefits:

You will receive a monthly housing allowance of up to $3,000 U.S. dollars per month which will be used to reimburse you for reasonable housing expenses.

You will receive 1 business class round trip airline ticket from Houston, TX to Moscow per year for vacation.

You will be entitled to participate in the TMK IPSCO educational reimbursement program.

Life Insurance of 2-1/2 times annual salary plus AD&D coverage

Short and Long- term Disability benefits.

10120 Houston Oaks Dr., Houston, TX 77064 T 281 949 1023 W tmk-ipsco.com F 281 445 4040

Optional Life Insurance for Employee. Optional Dependent Life Insurance. Health and Dependent Care Flexible Spending Account.

Vacation:	You will be eligible for 28 days of vacation per year consistent with company policy.

Relocation;

You will receive the TMK IPSCO Relocation Benefits available in according with the policy. This relocation offers the following benefits:

•    Shipment of household goods subject to International limits

•    Temporary living costs and car rental for 30 days after start date

•    Home/Apartment finding assistance service through a third party service is provided

•    One-time payment of 1 month salary for incidental expenses

You will be eligible for the relocation benefits described above as long as you begin the relocation process in your first year of employment with TMK IPSCO. Your relocation benefits will commence once you sign the Employee Relocation Agreement. Please contact Maggie Simpson, Benefits Specialist, at 630-453-3237 or msimpson@tmk-ipsco.com and she will send the Employee Relocation Agreement to you and connect you with a local Relocation Specialist from Graebel — our relocation provider.

At the End Date, reasonable assistance will be provided for you to return household goods to Moscow subject to International limits and company policy/guidelines.

10120 Houston Oaks Dr., Houston, TX 77064 T 281 949 1023 W tmk-ipsco.com F 281 445 4040

Tax Preparation:	You are eligible for company paid tax preparation services up to an annual maximum of $5,000 U.S. dollars.

Termination:

Either party may terminate this arrangement prior to the End Date by providing 30 days written notice. If you terminate the arrangement prior to the End Date, or the Company terminates you for Cause, no severance will be due you. If TMK IPSCO terminates this arrangement without Cause and no other suitable position is found for you within the TMK Group, you will be paid the following severance payments, in return for executing and not revoking a general waiver of release of all claims: (i) 2 months’ salary, (ii) the next bonus payment due you after your termination in lieu of the Long Term Incentive Plan (as referenced above); and (iii) reasonable assistance for you to return household goods to Moscow, subject to International Limits and company policy/guidelines.

For purposes of this arrangement, “Cause” shall mean:

(i) your conviction of a felony or other crime involving theft, misappropriation of funds, fraud or moral turpitude; (ii) your engaging in conduct which is demonstrably and materially injurious to TMK IPSCO, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of your duties, misappropriation, fraud (including with respect to TMK IPSCO’s accounting and financial statements), embezzlement or conversion by you of TMK IPSCO’s or any of its subsidiaries’ property in connection with your duties or in the course of your employment with TMK IPSCO; (iii) your gross negligence or gross misconduct in carrying out your duties, in either case, resulting in material harm to TMK IPSCO, (iv) your intentional violation of the company’s policies regarding sexual harassment, (v) your employment is terminated for documented failure to meet performance standards in your position, (vi) any violation of company rules or policies that constitute grounds for termination, or (vii) any egregious conduct, such as gross insubordination, that has a detrimental impact on the Company and its employees.

10120 Houston Oaks Dr., Houston, TX 77064 T 281 949 1023 W tmk-ipsco.com F 281 445 4040

This arrangement will be interpreted, enforced and governed under the laws of the State of Texas.

Evgeniy, the above summarizes the major features of the arrangements for your appointment as the Vice President & Chief Financial Officer position. Of course, TMK IPSCO retains the right to amend the terms of the benefits plans and arrangements described above at any time. If the foregoing is acceptable, please sign below and return a copy of the signed letter to me along with the attached Confidentially, Assignment and Non-Competition Agreement.

I am looking forward to having you as a key member of our Senior Management Team. I am confident that your experience and leadership will move us along the path to excellence.

Best Regards,

/s/ Vicki L. Avril
Vicki L. Avril

President and Chief Executive Officer

Acceptance	/s/ Evgeniy Makarov	Date:	31/08/2013
Evgeniy Makarov